UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 27, 2009
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously disclosed in a Current Report on Form 8-K filed by Sunrise Senior Living, Inc. (the “Company”) on February 20, 2009, on February 19, 2009, the Company and certain of its current or former officers and directors (the “Individual Defendants”) entered into an agreement to settle two putative stockholder derivative actions brought by certain stockholders of the Company for the benefit of the Company. Subject to court approval, the agreement will settle the previously reported litigation entitled In re Sunrise Senior Living Derivative Litigation, Inc., pending in the U.S. District Court for the District of Columbia, and Young, et al. v. Klaassen, et al., pending in the Delaware Chancery Court. The plaintiffs in these cases alleged violations of federal securities laws and/or breaches of fiduciary duty by the Individual Defendants. The Company is named as a nominal defendant, and the individual defendants are Paul J. Klaassen, Teresa M. Klaassen, Ronald V. Aprahamian, Craig R. Callen, Thomas J. Donohue, J. Douglas Holladay, William G. Little, David G. Bradley, Peter A. Klisares, Scott F. Meadow, Robert R. Slager, Thomas B. Newell, Tiffany L. Tomasso, John F. Gaul, Bradley G. Rush, Carl Adams, David W. Faeder, Larry E. Hulse, Timothy S. Smick, Brian C. Swinton and Christian B. A. Slavin.
     Under the terms of this settlement, the Company, in addition to corporate governance measures that it already has implemented or is in the process of implementing, has agreed to (1) require independent directors to certify that they are independent under the rules of the New York Stock Exchange and to give prompt notification of any changes in their status that would render them no longer independent and (2) implement a minimum two-year vesting period, with appropriate exceptions, for stock option awards to employees. In addition, Paul J. Klaassen, the Company’s non-executive chairman, and the Company have agreed that the 700,000 stock options granted to Mr. Klaassen in conjunction with his previous employment agreement executed in September 2000 will be repriced from (a) $8.50 per share, the price set on September 11, 2000 by the Compensation Committee of the Company’s Board based on the prior day’s closing price, to (b) $13.09 per share, the closing price on the business day prior to November 10, 2000, the date on which the Company’s full Board approved the terms of the employment agreement. The agreement also provides that if plaintiffs in the District of Columbia action apply to the court for an award of attorneys’ fees and expenses, the Company and/or its insurers will pay the amount so awarded, not to exceed $1.0 million, within 10 days following final approval of the settlement and the fee and expense award. Plaintiffs in the Delaware action will not make any separate application for an award of fees or expenses. The amount of attorneys’ fees and expenses that the court awards to plaintiffs is to be funded by one of the Company’s directors’ and officers’ liability insurance carriers under an applicable policy of insurance. No amounts are to be paid by the Company or by the Individual Defendants.
     The parties subsequently entered into a Stipulation and Agreement of Settlement, dated May 4, 2009 (the “Stipulation”), formalizing their agreement to settle the pending litigation.
     On May 13, 2009, the U.S. District Court for the District of Columbia granted preliminary approval of the Stipulation, which preliminary approval was filed in the clerk’s office on May 20, 2009 and entered on May 21, 2009. A hearing will be held in the U.S. District Court for the District of Columbia on June 26, 2009 to determine whether the settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate and to approve the fee and expense award. If the U.S. District Court for the District of Columbia approves the settlement, a judgment will be entered dismissing the District of Columbia action, with prejudice, as against each defendant. The parties will then jointly apply to the Delaware Court of Chancery for an order and final judgment dismissing the Delaware action with prejudice, as against each defendant.
     A copy of the Notice of Proposed Settlement of Shareholder Derivative Litigation is attached hereto as Exhibit 99.1. A copy of the Stipulation is attached hereto as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits
(a)      Not applicable
(b)      Not applicable
(c)       Not applicable
(d)      Exhibits

Exhibit No.	Description

99.1	Notice of Proposed Settlement of Shareholder Derivative Litigation

99.2	Stipulation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: May 27, 2009

Sunrise Senior Living, Inc.

By: Name:	/s/ Mark Ordan Mark Ordan
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Notice of Proposed Settlement of Shareholder Derivative Litigation

99.2	Stipulation

5